EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated February 27, 2018, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Fourth Quarter 2017 Earnings
February 27, 2018, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended December 31, 2017 (“2017 Quarter”). Total revenue for the 2017 Quarter increased to $56.7 million from $54.2 million for the quarter ended December 31, 2016 (“2016 Quarter”). Operating income, which is net income before the impact of the change in fair value of derivatives, loss on early extinguishment of debt, gains on sales of property and gains on casualty settlements, increased to $14.4 million for the 2017 Quarter from $13.4 million for the 2016 Quarter.
Net income available to common stockholders was $8.5 million ($0.38 per diluted share) for the 2017 Quarter compared to $8.4 million ($0.38 per diluted share) for the 2016 Quarter. The increase in net income available to common stockholders was primarily due to (a) higher property operating income ($1.6 million), partially offset by (b) lower gain on sale of properties ($1.0 million) and (c) higher depreciation and amortization ($0.4 million).
Same property revenue increased 3.5% and same property operating income increased 2.2% for the 2017 Quarter compared to the 2016 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes. The comparison excludes the results of properties not in operation for the entirety of the comparable reporting periods. Shopping Center same property operating income increased 1.6% and Mixed-Use same property operating income increased 4.1%. The increase in Shopping Center same property operating income was primarily the result of higher base rent. The increase in Mixed-Use same property operating income was the result of (a) higher base rent ($0.8 million), partially offset by (b) lower other income ($0.2 million) and (c) higher provision for credit losses ($0.2 million).
For the year ended December 31, 2017 (“2017 Period”), total revenue increased to $227.3 million from $217.1 million for the year ended December 31, 2016 (“2016 Period”). Operating income was $60.6 million for the 2017 Period compared to $55.7 million for the 2016 Period. Operating income for the 2017 Period increased primarily due to (a) $8.3 million of increased property operating income, partially offset by (b) $1.5 million of higher interest expense and amortization of deferred debt costs, (c) $1.3 million of higher depreciation expense and (d) $0.7 million of higher general and administrative expenses.
Net income available to common stockholders was $35.9 million ($1.63 per diluted share) for the 2017 Period compared to $32.9 million ($1.52 per diluted share) for the 2016 Period. Net income available to common stockholders for the 2017 Period increased primarily due to (a) $8.3 million of increased property operating income, partially offset by (b)  $1.5 million of higher interest expense and amortization of deferred debt costs, (c) $1.3 million of higher depreciation expense, (d) lower gain on sale of property ($1.0 million), (e) higher noncontrolling interest ($1.0 million) and (f) $0.7 million of higher general and administrative expenses.
Same property revenue increased 0.9% and same property operating income increased 0.7% for the 2017 Period compared to the 2016 Period. Shopping Center same property operating income increased 2.1% and Mixed-Use same property operating income decreased 4.2%. Shopping Center same property operating income increased $2.6 million primarily due to
(a) higher base rent ($1.5 million), exclusive of the net impact of a 2017 lease termination at Broadlands and a 2016 lease termination at 11503 Rockville Pike, (b) the net impact of a 2017 lease termination at Broadlands and a 2016 lease termination at 11503 Rockville Pike ($0.1 million), (c) higher operating expense recoveries, net of expenses ($0.4 million), (d) lower provision for credit losses ($0.3 million) and (e) higher termination fees throughout the portfolio ($0.3 million). Mixed-Use same property operating income decreased $1.5 million primarily due to (a) lower termination fee income ($0.9 million) and (b) lower parking revenue as a result of a garage refurbishment ($0.3 million).

www.SaulCenters.com

As of December 31, 2017, 94.3% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center and Park Van Ness), compared to 95.4% at December 31, 2016. On a same property basis, 94.2% of the portfolio was leased at December 31, 2017, compared to 95.5% at December 31, 2016. As of December 31, 2017, the apartments at Clarendon Center were 96.7% leased compared to 97.1% leased at December 31, 2016, and the apartments at Park Van Ness were 95.9% leased compared to 72.7% leased at December 31, 2016.
Funds From Operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and preferred stock redemption charges) increased to $22.7 million ($0.76 per diluted share) in the 2017 Quarter from $21.2 million ($0.73 per diluted share) in the 2016 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The increase in FFO available to common stockholders and noncontrolling interests for the 2017 Quarter was primarily due to higher property operating income ($1.6 million).
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and preferred stock redemptions) increased 7.1% to $94.0 million ($3.18 per diluted share) in the 2017 Period from $87.7 million ($3.03 per diluted share) in the 2016 Period. FFO available to common stockholders and noncontrolling interests for the 2017 Period increased primarily due to (a) higher overall property operating income ($8.3 million), partially offset by (b) higher interest expense and amortization of debt expense ($1.5 million) and (c) higher general and administrative expenses ($0.7 million).
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio comprised of 58 properties which includes (a) 55 community and neighborhood shopping centers and mixed-use properties with approximately 9.2 million square feet of leasable area and (b) three land and development properties. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2017	December 31, 2016

Assets
Real estate investments
Land	$450,256	$422,546
Buildings and equipment	1,261,830	1,214,697
Construction in progress	91,114	63,570
	1,803,200	1,700,813
Accumulated depreciation	(488,166)	(458,279)
	1,315,034	1,242,534
Cash and cash equivalents	10,908	8,322
Accounts receivable and accrued income, net	54,057	52,774
Deferred leasing costs, net	27,255	25,983
Prepaid expenses, net	5,248	5,057
Other assets	9,950	8,355
Total assets	$1,422,452	$1,343,025

Liabilities
Mortgage notes payable	$897,888	$783,400
Revolving credit facility payable	60,734	48,217
Construction loan payable	—	68,672
Dividends and distributions payable	18,520	17,953
Accounts payable, accrued expenses and other liabilities	23,123	20,838
Deferred income	29,084	30,696
Total liabilities	1,029,349	969,776

Equity
Preferred stock	180,000	180,000
Common stock	221	217
Additional paid-in capital	352,590	328,171
Accumulated deficit and other comprehensive loss	(198,406)	(189,883)
Total Saul Centers, Inc. equity	334,405	318,505
Noncontrolling interests	58,698	54,744
Total equity	393,103	373,249
Total liabilities and equity	$1,422,452	$1,343,025

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)
Revenue
Base rent	$45,705	$44,043	$181,141	$172,381
Expense recoveries	8,969	8,258	35,347	34,269
Percentage rent	490	363	1,458	1,379
Other	1,511	1,537	9,339	9,041
Total revenue	56,675	54,201	227,285	217,070
Operating expenses
Property operating expenses	7,146	6,787	27,689	27,527
Provision for credit losses	304	287	906	1,494
Real estate taxes	6,873	6,414	26,997	24,680
Interest expense and amortization of deferred debt costs	11,640	11,415	47,225	45,683
Depreciation and amortization of deferred leasing costs	11,298	10,939	45,694	44,417
General and administrative	4,998	4,996	18,176	17,496
Acquisition related costs	—	3	—	60
Total operating expenses	42,259	40,841	166,687	161,357
Operating income	14,416	13,360	60,598	55,713
Change in fair value of derivatives	72	3	70	(6)
Gain on sale of property	—	1,013	—	1,013
Net Income	14,488	14,376	60,668	56,720
Income attributable to noncontrolling interests	(2,928)	(2,911)	(12,411)	(11,441)
Net income attributable to Saul Centers, Inc.	11,560	11,465	48,257	45,279
Preferred stock dividends	(3,094)	(3,094)	(12,375)	(12,375)
Net income available to common stockholders	$8,466	$8,371	$35,882	$32,904
Per share net income available to common stockholders
Diluted	$0.38	$0.38	$1.63	$1.52

Weighted Average Common Stock:
Common stock	22,072	21,674	21,901	21,505
Effect of dilutive options	114	154	107	110
Diluted weighted average common stock	22,186	21,828	22,008	21,615

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2017	2016	2017	2016
Net income	$14,488	$14,376	$60,668	$56,720
Subtract:
Gain on sale of property	—	(1,013)	—	(1,013)
Add:
Real estate depreciation and amortization	11,298	10,939	45,694	44,417
FFO	25,786	24,302	106,362	100,124
Subtract:
Preferred stock dividends	(3,094)	(3,094)	(12,375)	(12,375)
FFO available to common stockholders and noncontrolling interests	$22,692	$21,208	$93,987	$87,749
Weighted average shares:
Diluted weighted average common stock	22,186	21,828	22,008	21,615
Convertible limited partnership units	7,536	7,420	7,503	7,375
Average shares and units used to compute FFO per share	29,722	29,248	29,511	28,990
FFO per share available to common stockholders and noncontrolling interests	$0.76	$0.73	$3.18	$3.03

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of revenue to same property revenue
(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Total revenue	$56,675	$54,201	$227,285	$217,070
Less: Interest income	(49)	(15)	(80)	(52)
Less: Acquisitions, dispositions and development properties	(1,175)	(605)	(13,746)	(5,364)
Total same property revenue	$55,451	$53,581	$213,459	$211,654
Shopping Centers	$39,824	$38,883	$160,393	$158,044
Mixed-Use properties	15,627	14,698	53,066	53,610
Total same property revenue	$55,451	$53,581	$213,459	$211,654

Reconciliation of net income to same property operating income
	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2017	2016	2017	2016
Net income	$14,488	$14,376	$60,668	$56,720
Add: Interest expense and amortization of deferred debt costs	11,640	11,415	47,225	45,683
Add: Depreciation and amortization of deferred leasing costs	11,298	10,939	45,694	44,417
Add: General and administrative	4,998	4,996	18,176	17,496
Add: Acquisition related costs	—	3	—	60
Add: Change in fair value of derivatives	(72)	(3)	(70)	6
Less: Gains on property dispositions	—	(1,013)	—	(1,013)
Less: Interest income	(49)	(15)	(80)	(52)
Property operating income	42,303	40,698	171,613	163,317
Less: Acquisitions, dispositions & development property	(948)	(238)	(8,978)	(1,760)
Total same property operating income	$41,355	$40,460	$162,635	$161,557

Shopping centers	$31,230	$30,737	$127,096	$124,470
Mixed-Use properties	10,125	9,723	35,539	37,087
Total same property operating income	$41,355	$40,460	$162,635	$161,557